Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

April 8, 2021

Outset Medical, Inc.

3052 Orchard Dr.

San Jose, California 95134

Re:	1,086,587 Shares of Common Stock, $0.001 par value per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 filed by Outset Medical, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is an exhibit (the “Additional Registration Statement”). The Additional Registration Statement relates to the registration under the Securities Act of 1,086,587 shares of Common Stock, $0.001 par value per share (the “Shares”), of the Company. Of the 1,086,587 Shares, up to an aggregate of 70,864 Shares may be issued and sold by the Company pursuant to the exercise of the underwriters’ option to purchase shares to cover overallotments under the Underwriting Agreement (as defined below) pursuant to the Additional Registration Statement (the “Additional Primary Shares”), and up to 1,015,723 Shares (including an aggregate of 70,864 Shares that may be sold by the selling stockholders named in the Underwriting Agreement (as defined below) pursuant to the exercise of the underwriters’ option to purchase shares to cover overallotments under the Underwriting Agreement (as defined below)) may be offered and sold by the selling stockholders named in the Underwriting Agreement (as defined below) pursuant to the Additional Registration Statement (the “Additional Secondary Shares”). The Additional Registration Statement incorporates by reference the Registration Statement on Form S-1, File No. 333-255062, filed by the Company with the SEC under the Securities Act, as amended to the date hereof (as so amended, the “Original Registration Statement”). This opinion letter is in addition to our opinion letter that was filed as Exhibit 5.1 to the Original Registration Statement. The Additional Primary Shares and the Additional Secondary Shares are to be sold by the Company and the selling stockholders named in the Underwriting Agreement (as defined below), respectively, pursuant to an underwriting agreement among the Company, the selling stockholders named therein and the Underwriters named therein, the form of which has been filed as Exhibit 1.1 to the Original Registration Statement (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Outset Medical, Inc.

April 8, 2021

We have examined: (i) the Original Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company; (iv) the form of the Underwriting Agreement; (v) the Additional Registration Statement, and (vi) the resolutions adopted by the board of directors of the Company relating to the Original Registration Statement, the Additional Registration Statement and the issuance of the Additional Primary Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that:

1.    The Additional Primary Shares will be validly issued, fully paid and non-assessable when: (i) the Additional Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Company’s board of directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Additional Primary Shares as contemplated by the Additional Registration Statement; and (iii) certificates representing the Additional Primary Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof or, if any Additional Primary Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Additional Primary Shares to the purchasers thereof against payment of the agreed consideration thereof in an amount not less than the aggregate par value thereof, all in accordance with the Underwriting Agreement as executed and delivered by the parties thereto.

2.    The Additional Secondary Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Additional Registration Statement and to all references to our Firm included in or made a part of the Additional Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,